Portillo’s Inc. Announces Second Quarter 2022 Financial Results

Chicago, IL— August 4, 2022—Portillo’s Inc. (“Portillo’s” or the “Company”) (NASDAQ: PTLO), the fast-casual restaurant concept known for its menu of Chicago-style favorites, today reported financial results for the second quarter ended June 26, 2022.

Michael Osanloo, President and Chief Executive Officer of Portillo’s, said, “Our second quarter results demonstrated the consistency and durability of our brand. We remain hyperfocused on team member engagement, our value proposition and our overall guest experience. This, in turn, drove solid top line and bottom-line results that are in-line with our long-term targets.”

Financial Highlights for the Second Quarter 2022 vs. Second Quarter 2021:

•Total revenue increased 7.0% or $9.9 million to $150.6 million;
•Same restaurant sales increased 1.9%;
•Operating income decreased $7.0 million to $17.4 million;
•Net income decreased $3.0 million to $10.8 million;
•Restaurant-Level Adjusted EBITDA* decreased $4.7 million to $38.4 million; and
•Adjusted EBITDA* decreased $4.9 million to $27.6 million.

*Adjusted EBITDA and Restaurant-Level Adjusted EBITDA are non-GAAP measures. Please see definitions and the reconciliations of these non-GAAP measures in the accompanying financial information below.

Recent Developments and Trends

We continue to see revenue growth due to our new restaurant openings, as well as same-restaurant sales growth. Total revenue grew 7.0% during the quarter ended June 26, 2022 and 10.5% for the two quarters ended June 26, 2022. Same-restaurant sales grew 1.9% during the quarter ended June 26, 2022, compared to 25.0% same-restaurant sales growth during the same quarter in 2021. Same-restaurant sales grew 4.8% and 12.7% for the two quarters ended June 26, 2022 and June 27, 2021, respectively.

During the quarter and two quarters ended June 26, 2022, we experienced unprecedented commodity inflation, with the largest increases in pork, chicken and beef prices. While we expect these commodity pressures to continue into the remainder of fiscal 2022 in the range of 13% to 15%, we do not believe they will have a material impact to our long-term growth and profitability. Additionally, we experienced higher labor expenses during the second quarter and two quarters ended June 26, 2022 compared to the same periods last year primarily due to additional wage investments made in June 2021. We also made additional wage investments at the beginning of the third quarter of 2022, which combined with the expected commodity inflation, will continue to have an impact to Restaurant-Level Adjusted EBITDA Margin for the remainder of 2022. We are partially offsetting these expense increases through menu price increases and operational efficiencies. During the first and second quarters of 2022, we increased menu prices on certain items by approximately 1.5% and 3.5%, respectively. As a result of these menu price increases and operational efficiencies, Restaurant-Level Adjusted EBITDA Margin sequentially increased from the first quarter of 2022 to 25.5% in the second quarter of 2022. Absent significant and prolonged COVID-19 relapses or global economic disruptions and through our continued efforts to elevate guest experiences and implement operational efficiencies, we believe the strength of our brand will deliver consistent, long-term growth.

Review of Second Quarter 2022 Financial Results

Revenues for the quarter ended June 26, 2022 were $150.6 million compared to $140.7 million for the quarter ended June 27, 2021, an increase of $9.9 million or 7.0%. The increase in revenues was primarily attributed to the opening of four new restaurants in the second through fourth quarters of 2021 and two new restaurants during the two quarters ended June 26, 2022 combined with an increase in our same-restaurant sales. The new restaurants positively impacted revenues by approximately $7.4 million in the quarter ended June 26, 2022. Same-restaurant sales increased 1.9% during the second quarter ended June 26, 2022, which was attributable to an increase in average check of 4.8% and a 2.7% impact from the change in recording third-party delivery pricing, offset by a decline in transactions of 5.6%. The higher average check was driven by an approximate 6.8% increase in certain menu prices partially offset by lower items sold per transaction. During the second quarter of 2022, we increased menu prices on certain items resulting in an approximate 3.5% effective overall increase to continue to address inflationary cost pressures. For the purpose of calculating same-restaurant sales for June 26, 2022, sales for 61 restaurants were included in the Comparable Restaurant Base (as defined in "Selected Operating Data" below) versus 59 as of the quarter ended June 27, 2021.

Total restaurant operating expenses for the second quarter ended June 26, 2022 were $112.2 million compared to $97.7 million for the second quarter ended June 27, 2021, an increase of $14.6 million or 14.9%. The increase in restaurant operating expenses was driven by the opening of four new restaurants in the second through fourth quarters of 2021 and two new restaurants during the two quarters ended June 26, 2022. Additionally, cost of goods sold, excluding depreciation and amortization was negatively impacted by a 15.2% increase in all commodity prices, with the largest increases in pork, chicken, and beef prices, and the change in recording third-party delivery pricing. Labor expense increases were also driven by incremental investments to support our team members, including rate increases primarily made in the June 2021 and higher equity-based compensation. These labor increases were partially offset by operational efficiencies and lower variable-based compensation.

General and administrative expenses for the second quarter ended June 26, 2022 were $15.4 million compared to $12.2 million for the second quarter ended June 27, 2021, an increase of $3.3 million or 26.9%. This increase was primarily driven by increases in equity-based compensation of $3.4 million and insurance and software licensing fees, partially offset by a decrease in variable-based compensation expense.

Operating income for the second quarter ended June 26, 2022 was $17.4 million compared to operating income of $24.5 million for the second quarter ended June 27, 2021, a decrease of $7.0 million or 28.7% due to the aforementioned increase in expenses, partially offset by the aforementioned increase in revenues and lower depreciation and amortization.

Net income for the second quarter ended June 26, 2022 was $10.8 million compared to net income of $13.7 million for the second quarter ended June 27, 2021, a decrease of $3.0 million or 21.8%. The decrease in net income was primarily due to the aforementioned decrease in operating income, partially offset by lower interest expense of $4.6 million and remeasurement of the Tax Receivable Agreement liability adjustment of $1.8 million.

Restaurant-Level Adjusted EBITDA* for the second quarter ended June 26, 2022 was $38.4 million compared to $43.1 million for the second quarter ended June 27, 2021, a decrease of $4.7 million or 10.9%.

Adjusted EBITDA* for the second quarter ended June 26, 2022 was $27.6 million compared to $32.5 million for the second quarter ended June 27, 2021, a decrease of $4.9 million or 15.1%.

*A reconciliation of Restaurant-Level Adjusted EBITDA and Adjusted EBITDA and the nearest GAAP financial measure is included under “Non-GAAP Financial Measures” in the accompanying financial information below.

Development Highlights

Two new restaurants were opened during the two quarters ending June 26, 2022. The opening of these restaurants brings the total restaurant count to 71 as of June 26, 2022, including a restaurant owned by C&O Chicago, LLC ("C&O") of which Portillo’s owns 50% of the equity. Below are the restaurants opened since the beginning of fiscal 2022:

Location	Opening Date
Joliet, Illinois	February 2022
St. Petersburg, Florida	April 2022

The following definitions apply to these terms as used in this release:
Same-Restaurant Sales - The change in same-restaurant sales is the percentage change in year-over-year revenue (excluding gift card breakage) for the Comparable Restaurant Base, excluding a restaurant that is owned by C&O. The Comparable Restaurant Base is defined as the number of restaurants open for at least 24 full fiscal periods.

Average Unit Volume (“AUV”) - AUV is the total revenue (excluding gift card breakage) recognized in the Comparable Restaurant Base, including a restaurant that is owned by C&O, divided by the number of restaurants in the Comparable Restaurant Base by period.

Adjusted EBITDA and Adjusted EBITDA Margin - Adjusted EBITDA represents net income (loss) before depreciation and amortization, interest expense and income taxes, adjusted for the impact of certain non-cash and other items that we do not consider in our evaluation of ongoing core operating performance as identified in the reconciliation of net income (loss), the most directly comparable GAAP measure to Adjusted EBITDA. Adjusted EBITDA Margin represents Adjusted EBITDA as a percentage of total revenues. See also “Non-GAAP Financial Measures.”

Restaurant-Level Adjusted EBITDA and Restaurant-Level Adjusted EBITDA Margin - Restaurant-Level Adjusted EBITDA is defined as revenue, less restaurant operating expenses, which include cost of goods sold (excluding depreciation and amortization), labor expenses, occupancy expenses and other operating expenses. Restaurant-Level Adjusted EBITDA excludes corporate level expenses and depreciation and amortization on restaurant property and equipment. Restaurant-Level Adjusted EBITDA Margin represents Restaurant-Level Adjusted EBITDA as a percentage of revenue. See also “Non-GAAP Financial Measures.”

For more information about the Company’s Non-GAAP measures, how they are calculated and reconciled and why management believes that they are useful, see “Non-GAAP Financial Measures” below.

Earnings Conference Call

The Company will host a conference call to discuss its financial results for the second quarter ended June 26, 2022 on Thursday, August 4, 2022, at 10:00 AM ET. The conference call can be accessed live over the phone by dialing 1-877-407-3982 (toll-free) or 1-201-493-6780 (international). A telephone replay will be available shortly after the call has concluded and can be accessed by dialing 1-412-317-6671; the passcode is 13731164. The webcast will be available at www.portillos.com under the investors section and will be archived on the site shortly after the call has concluded.

About Portillo’s

In 1963, Dick Portillo invested $1,100 into a small trailer to open the first Portillo’s hot dog stand in Villa Park, IL, which he called “The Dog House.” As of August 4, 2022, Portillo’s has grown to include restaurants in 71 locations across nine states. Portillo’s is best known for its Chicago-style hot dogs, Italian beef sandwiches, char-grilled burgers, fresh salads and famous chocolate cake. Portillo’s Home Kitchen is the company’s fast-growing catering business. Portillo’s also ships food to all 50 states via its website.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). All statements other than statements of historical fact are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial position, results of operations, plans, objectives, future performance and business, and are based on currently available operating, financial and competitive information which are subject to various risks and uncertainties, so you should not place undue reliance on forward-looking statements. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "aim," "anticipate," "believe," "commit," "estimate," "expect," "forecast," "outlook," "potential," "project," "projection," "plan," "intend," "seek," "may," "could," "would," "will," "should," "can," "can have," "likely," the negatives thereof and other similar expressions.

Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions and the following:

•the potential future impact of COVID-19 (including any variant) on our results of operations, supply chain or liquidity;
•risks related to or arising from our organizational structure;
•risks of food-borne illness and food safety and other health concerns about our food;
•risks associated with our reliance on certain information technology systems and potential failures or interruptions;
•privacy and cyber security risks related to our digital ordering and payment platforms for our delivery business;
•the impact of competition, including from our competitors in the restaurant industry or our own restaurants;
•the impact of labor shortages, the increasingly competitive labor market and our ability to attract and retain the best talent and qualified employees;
•the impact of federal, state or local government regulations relating to privacy, data protection, advertising and consumer protection, building and zoning requirements, costs or ability to open new restaurants, or sale of food and alcoholic beverage control regulations;
•our ability to achieve our growth strategy, such as the availability of suitable new restaurant sites in existing and new markets;
•risks relating to changes in economic conditions, including a possible recession and resulting changes in consumer preferences;
•inflation of all commodity prices, including increases in food and other operating costs, tariffs and import taxes, and supply shortages; and
•other risks identified in our filings with the Securities and Exchange Commission (the “SEC’).

All forward-looking statements are expressly qualified in their entirety by these cautionary statements. You should evaluate all forward-looking statements made in this press release in the context of the risks and uncertainties disclosed in the Company’s Form 10-K for the fiscal year ended December 26, 2021, filed with the SEC on March 10, 2022, and subsequent filings with the SEC. All of the Company’s SEC filings are available on the SEC’s website at www.sec.gov. The forward-looking statements included in this press release are made only as of the date hereof. The Company undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Investor Contact:
Barbara Noverini, CFA
investors@portillos.com

Media Contact:
ICR, Inc.
portillosPR@icrinc.com

PORTILLO’S INC
CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
(in thousands, except share and per share data)

	Quarter Ended				Two Quarters Ended
	June 26, 2022		June 27, 2021		June 26, 2022		June 27, 2021
REVENUES, NET	$150,623	100.0%	$140,734	100.0%	$285,105	100.0%	$258,041	100.0%

COST AND EXPENSES:
Restaurant operating expenses:
Cost of goods sold, excluding depreciation and amortization	51,774	34.4%	42,156	30.0%	98,040	34.4%	77,180	29.9%
Labor	37,906	25.2%	34,482	24.5%	75,219	26.4%	65,512	25.4%
Occupancy	7,379	4.9%	7,106	5.0%	15,134	5.3%	13,890	5.4%
Other operating expenses	15,178	10.1%	13,925	9.9%	30,343	10.6%	28,633	11.1%
Total restaurant operating expenses	112,237	74.5%	97,669	69.4%	218,736	76.7%	185,215	71.8%

General and administrative expenses	15,439	10.3%	12,170	8.6%	31,126	10.9%	24,005	9.3%
Pre-opening expenses	423	0.3%	671	0.5%	979	0.3%	1,960	0.8%
Depreciation and amortization	5,309	3.5%	6,420	4.6%	10,514	3.7%	12,709	4.9%
Net income attributable to equity method investment	(275)	(0.2)%	(295)	(0.2)%	(398)	(0.1)%	(359)	(0.1)%
Other loss (income), net	51	—%	(362)	(0.3)%	(105)	—%	(803)	(0.3)%
OPERATING INCOME	17,439	11.6%	24,461	17.4%	24,253	8.5%	35,314	13.7%
Interest expense	6,097	4.0%	10,712	7.6%	12,196	4.3%	21,441	8.3%
Tax Receivable Agreement liability adjustment	(1,754)	(1.2)%	—	—%	(1,754)	(0.6)%	—	—%
INCOME BEFORE INCOME TAXES	13,096	8.7%	13,749	9.8%	13,811	4.8%	13,873	5.4%
Income tax expense	2,340	1.6%	—	—%	2,505	0.9%	—	—%
NET INCOME	10,756	7.1%	13,749	9.8%	11,306	4.0%	13,873	5.4%
Less: Redeemable preferred units accretion	—	—%	(5,577)	(4.0)%	—	—%	(11,092)	(4.3)%
NET INCOME ATTRIBUTABLE TO COMMON HOLDERS	10,756	7.1%	8,172	5.8%	11,306	4.0%	2,781	1.1%
Net income attributable to non-controlling interests	5,645	3.7%	—	—%	6,001	2.1%	—	—%
NET INCOME ATTRIBUTABLE TO PORTILLO'S INC.	$5,111	3.4%	$8,172	5.8%	$5,305	1.9%	$2,781	1.1%

Income per common share attributable to Portillo’s Inc.:
Basic	$0.14		$0.16		$0.15		$0.05
Diluted	$0.13		$0.16		$0.13		$0.05

Weighted-average common shares outstanding:
Basic	35,991,079		51,200,644		35,899,125		51,196,539
Diluted	39,687,090		51,568,909		39,839,292		51,563,292

PORTILLO’S INC.
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands, except share and per share data)

	June 26, 2022	December 26, 2021
ASSETS
CURRENT ASSETS:
Cash and cash equivalents and restricted cash	$49,730	$39,263
Accounts receivable	8,830	7,840
Inventory	5,639	6,078
Prepaid expenses	5,082	5,836
Total current assets	69,281	59,017
Property and equipment, net	193,813	190,834
OTHER ASSETS:
Goodwill	394,298	394,298
Trade names	223,925	223,925
Other intangible assets, net	34,263	35,832
Equity method investment	16,083	16,170
Deferred tax asset	71,949	74,455
Other assets	4,282	5,042
Total other assets	744,800	749,722
TOTAL ASSETS	$1,007,894	$999,573

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$20,382	$27,249
Current portion of long-term debt	3,324	3,324
Current deferred revenue	4,649	6,893
Accrued expenses	25,123	29,472
Total current liabilities	53,478	66,938
LONG-TERM LIABILITIES:
Long-term debt, net of current portion	315,410	315,829
Deferred rent	36,511	32,174
Tax receivable agreement liability	154,883	156,638
Other long-term liabilities	3,800	4,588
Total long-term liabilities	510,604	509,229
Total liabilities	564,082	576,167

COMMITMENTS AND CONTINGENCIES

STOCKHOLDER’S EQUITY:
Preferred stock, $0.01 par value per share, 10,000,000 shares authorized, — issued and outstanding	—	—
Class A common stock, $0.01 par value per share, 380,000,000 shares authorized, and 36,218,355 and 35,807,171 shares issued and outstanding at June 26, 2022 and December 26, 2021, respectively.	362	358
Class B common stock, $0.00001 par value per share, 50,000,000 shares authorized, and 35,673,321 shares issued and outstanding at June 26, 2022 and December 26, 2021, respectively.	—	—
Additional paid-in-capital	192,862	186,856
Accumulated deficit	(10,645)	(15,950)
Total stockholders' equity attributable to Portillo's Inc.	182,579	171,264
Non-controlling interest	261,233	252,142
Total stockholders' equity	443,812	423,406
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,007,894	$999,573

PORTILLO’S INC
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in thousands)

	Two Quarters Ended
	June 26, 2022	June 27, 2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$11,306	$13,873
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,514	12,709
Amortization of debt issuance costs and discount	1,243	1,920
Loss on sales of assets	107	114
Equity-based compensation	7,649	273
Deferred rent and tenant allowance	2,112	2,083
Deferred income tax provision	2,505	—
Tax Receivable Agreement liability adjustment	(1,754)	—
Amortization of deferred lease incentives	(166)	(189)
Gift card breakage	(474)	(419)
Changes in operating assets and liabilities:
Accounts receivable	(1,089)	535
Receivables from related parties	(66)	(159)
Inventory	439	1,502
Other current assets	754	(297)
Accounts payable	(2,908)	(532)
Accrued expenses and other liabilities	(6,140)	856
Deferred lease incentives	1,251	690
Other assets and liabilities	76	(142)
NET CASH PROVIDED BY OPERATING ACTIVITIES	25,359	32,817
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(13,940)	(18,468)
Purchase of investment securities	—	(200)
Proceeds from the sale of property and equipment	30	123
NET CASH USED IN INVESTING ACTIVITIES	(13,910)	(18,545)
CASH FLOWS FROM FINANCING ACTIVITIES:
Payments of long-term debt	(1,662)	(1,662)
Payment of initial public offering issuance costs	(771)	—
Proceeds from stock option exercise	1,451	—
Proceeds from issuance of common units	—	100
Repayment of stock subscription receivable	—	250
NET CASH USED IN FINANCING ACTIVITIES	(982)	(1,312)
NET INCREASE IN CASH AND CASH EQUIVALENTS AND RESTRICTED CASH	10,467	12,960
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH AT BEGINNING OF THE PERIOD	39,263	41,432
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH AT END OF THE PERIOD	$49,730	$54,392

PORTILLO’S INC
SELECTED OPERATING DATA AND NON-GAAP FINANCIAL MEASURES

	Quarter Ended		Two Quarters Ended
	June 26, 2022	June 27, 2021	June 26, 2022	June 27, 2021
Total Restaurants (a)	71	67	71	67
AUV (in millions) (a)	N/A	N/A	$8.3	$7.9
Change in same-restaurant sales (b)	1.9%	25.0%	4.8%	12.7%
Adjusted EBITDA (in thousands)	$27,613	$32,539	$45,244	$51,073
Adjusted EBITDA Margin	18.3%	23.1%	15.9%	19.8%
Restaurant-Level Adjusted EBITDA (in thousands)	$38,386	$43,065	$66,369	$72,826
Restaurant-Level Adjusted EBITDA Margin	25.5%	30.6%	23.3%	28.2%

(a) Includes a restaurant that is owned by C&O of which Portillo’s owns 50% of the equity. AUVs for the quarters ended June 26, 2022 and June 27, 2021 represent AUVs for the twelve months ended June 26, 2022 and June 27, 2021, respectively.
(b) Excludes a restaurant that is owned by C&O of which Portillo’s owns 50% of the equity.

PORTILLO’S INC.
NON-GAAP FINANCIAL MEASURES

To supplement the consolidated financial statements, which are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures: Adjusted EBITDA and Adjusted EBITDA Margin, and Restaurant-Level Adjusted EBITDA and Restaurant-Level Adjusted EBITDA Margin. Accordingly, these measures are not required by, nor presented in accordance with GAAP, but rather are supplemental measures of operating performance of our restaurants. You should be aware that these measures are not indicative of overall results for the Company and that Restaurant-Level Adjusted EBITDA and Restaurant-Level Adjusted EBITDA Margin do not accrue directly to the benefit of stockholders because of corporate-level expenses excluded from such measures. These measures are supplemental measures of operating performance and our calculations thereof may not be comparable to similar measures reported by other companies. These measures are important measures to evaluate the performance and profitability of our restaurants, individually and in the aggregate, but also have important limitations as analytical tools and should not be considered in isolation as substitutes for analysis of our results as reported under GAAP.

Adjusted EBITDA and Adjusted EBITDA Margin

Adjusted EBITDA represents net income before depreciation and amortization, interest expense and income taxes, adjusted for the impact of certain non-cash and other items that we do not consider in our evaluation of ongoing core operating performance as identified in the reconciliation of net income (loss), the most directly comparable GAAP measure to Adjusted EBITDA. Adjusted EBITDA Margin represents Adjusted EBITDA as a percentage of total revenues.

We use Adjusted EBITDA and Adjusted EBITDA Margin (i) to evaluate our operating results and the effectiveness of our business strategies, (ii) internally as benchmarks to compare our performance to that of our competitors and (iii) as factors in evaluating management’s performance when determining incentive compensation.

We believe that Adjusted EBITDA and Adjusted EBITDA Margin are important measures of operating performance because they eliminate the impact of expenses that do not relate to our core operating performance.

Restaurant-Level Adjusted EBITDA and Restaurant-Level Adjusted EBITDA Margin

Restaurant-Level Adjusted EBITDA is defined as revenue, less restaurant operating expenses, which include cost of goods sold (excluding depreciation and amortization), labor expenses, occupancy expenses and other operating expenses. Restaurant-Level Adjusted EBITDA excludes corporate level expenses and depreciation and amortization on restaurant property and equipment. Restaurant-Level Adjusted EBITDA Margin represents Restaurant-Level Adjusted EBITDA as a percentage of revenue.

We believe that Restaurant-Level Adjusted EBITDA and Restaurant-Level Adjusted EBITDA Margin are important measures to evaluate the performance and profitability of our restaurants, individually and in the aggregate.

See below for a reconciliation of net income, the most directly comparable GAAP measure, to Adjusted EBITDA and Adjusted EBITDA Margin (in thousands):

	Quarter Ended		Two Quarters Ended
	June 26, 2022	June 27, 2021	June 26, 2022	June 27, 2021
Net income	$10,756	$13,749	$11,306	$13,873
Depreciation and amortization	5,309	6,420	10,514	12,709
Interest expense	6,097	10,712	12,196	21,441
Income tax expense	2,340	—	2,505	—
EBITDA	24,502	30,881	36,521	48,023
Deferred rent (1)	865	798	1,946	1,594
Equity-based compensation	3,864	168	7,649	273
Consulting fees (2)	—	500	—	1,000
Other loss (income) (3)	93	141	125	132
Transaction-related fees & expenses (4)	43	51	757	51
Tax Receivable Agreement liability adjustment (5)	(1,754)	—	(1,754)	—
Adjusted EBITDA	$27,613	$32,539	$45,244	$51,073
Adjusted EBITDA Margin	18.3%	23.1%	15.9%	19.8%
(1) Represents the difference between cash rent payments and the recognition of straight-line rent expense recognized over the lease term.
(2) Represents consulting fees related to our former owner.
(3) Represents loss (gain) on disposal of property and equipment.
(4) Represents the exclusion of certain expenses that management believes are not indicative of ongoing operations, consisting primarily of certain professional fees.
(5) Represents remeasurement of the Tax Receivable Agreement.

See below for a reconciliation of operating income, the most directly comparable GAAP measure, to Restaurant-Level Adjusted EBITDA and Restaurant-Level Adjusted EBITDA Margin (in thousands):

	Quarter Ended		Two Quarters Ended
	June 26, 2022	June 27, 2021	June 26, 2022	June 27, 2021
Operating income	$17,439	$24,461	$24,253	$35,314
Plus:
General and administrative expenses	15,439	12,170	31,126	24,005
Pre-opening expenses	423	671	979	1,960
Depreciation and amortization	5,309	6,420	10,514	12,709
Net income attributable to equity method investment	(275)	(295)	(398)	(359)
Other loss (income), net	51	(362)	(105)	(803)
Restaurant-Level Adjusted EBITDA	$38,386	$43,065	$66,369	$72,826
Restaurant-Level Adjusted EBITDA Margin	25.5%	30.6%	23.3%	28.2%